Exhibit 3.1

AMERICAN WOODMARK CORPORATION

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

1.	Name. The name of the Corporation is American Woodmark Corporation.

2.	The Amendment. The Amendment amends Section A of Article III of the Articles of Incorporation of the Corporation to read in its entirety as follows:

A.    Authorized Stock.  The aggregate number of shares that the corporation shall have authority to issue and the par value per share are as follows:

Class              Number of Shares          Par Value

Preferred        2,000,000                         $1.00

Common        40,000,000                       no par value

3.	Board Action. The Board of Directors adopted the Amendment at a meeting held on August 26, 2004. The Amendment was adopted pursuant to Section 13.1–706 of the Virginia Stock Corporation Act and no shareholder action was required.

4.	Split of Issued and Outstanding Shares. Upon the effective date and time of the Certificate of Amendment issued with respect to these Articles of Amendment (the “Effective Time”), each issued and outstanding share of Common Stock, no par value (the “Old Common Stock”), shall be split into two shares of Common Stock, no par value (the “New Common Stock”). In connection with the foregoing stock split, each share of Old Common Stock issued and outstanding at the Effective Time shall thereafter be deemed to evidence, without any action on the part of the holders thereof, one share of New Common Stock and each stockholder of record at the Effective Time shall become entitled to receive from the Corporation one share of New Common Stock for each share of Old Common Stock held of record by such stockholder a the Effective Time.

5.	Effective Date and Time. The Certificate of Amendment to be issued by the Virginia State Corporation Commission shall become effective at 11:59 p.m. Eastern Time on September 10, 2004.

Dated:   August 31, 2004

AMERICAN WOODMARK CORPORATION

By:

Title: